Exhibit 99.5

ENLINK MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

FOR THE YEAR ENDED DECEMBER 31, 2013

Introduction

Effective as of March 7, 2014, EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.) (the “Partnership”) acquired, through one of its wholly owned subsidiaries, 50% of the outstanding equity interests in EnLink Midstream Holdings, LP (formerly known as  Devon Midstream Holdings, L.P.), a wholly-owned subsidiary of Devon Energy Corporation (“Devon”) referred to herein as “Midstream Holdings,” and all of the outstanding equity interests in EnLink Midstream Holdings GP, LLC, the general partner of Midstream Holdings, in exchange for the issuance by the Partnership of 120,542,441 units representing a new class of limited partnership interests in the Partnership (collectively, the “business combination”). Midstream Holdings owns midstream assets in the Barnett Shale in North Texas and the Cana and Arkoma Woodford Shales in Oklahoma formerly owned by Devon, as well as the economic burdens and benefits of Devon’s interest in Gulf Coast Fractionators in Mt. Belvieu, Texas.

Also effective as of March 7, 2014, Crosstex Energy, Inc. (to be renamed EnLink Midstream, Inc.) (“CEI”), became a wholly-owned subsidiary of EnLink Midstream, LLC (referred to as “ENLC”).  Another wholly-owned subsidiary of ENLC owns the remaining 50% outstanding equity interests in Midstream Holdings. Devon owns the managing member of EnLink Midstream, and ENLC indirectly owns 100% of EnLink Midstream GP, LLC (formerly known as Crosstex Energy GP, LLC), the general partner of the Partnership (the “General Partner”).

Unless the context requires otherwise, for purposes of this pro forma presentation, all references to “we,” “our,” or “us” refer to the Partnership and its directly owned and indirectly owned subsidiaries following the business combination, including the 50% limited partner interest in Midstream Holdings.

The unaudited pro forma financial statements of the Partnership are based on the historical audited financial statements of  Midstream Holdings’ Predecessor (the “Predecessor”), which comprises all of Devon’s U.S. midstream assets and operations, including minor assets that were not included in the business combination.  The 50% equity interest in Midstream Holdings owned by ENLC is reflected as a non-controlling interest in the unaudited pro forma financial statements. Under the acquisition method of accounting, Midstream Holdings is the acquirer in the transactions because its parent company, Devon, obtained control of the Partnership through the indirect control of the General Partner after the business combination. Consequently, Midstream Holdings’ assets and liabilities will retain their carrying values. Additionally, the Partnership’s assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the Partnership’s net assets acquired will be recorded as goodwill.

The unaudited pro forma consolidated balance sheet as of December 31, 2013 assumes the business combination and related transaction occurred on December 31, 2013. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2013 assumes the business combination and related transactions occurred on January 1, 2013. The unaudited pro forma consolidated financial statements do not present the Partnership’s actual results of operations had the business combination and related transactions been completed at the dates indicated. In addition, they do not project the Partnership’s results of operations for any future period. The unaudited pro forma consolidated financial statements reflect the following significant assumptions and transactions:

•                  Devon’s contribution of midstream assets located in the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as a contractual right to the burdens and benefits associated with a 38.75% economic interest in Gulf Coast Fractionators, to Midstream Holdings;

•                  Devon’s contribution of 50% of its limited partner interest in Midstream Holdings and all of its interest in the general partner of Midstream Holdings to a wholly-owned subsidiary of the Partnership in exchange for 120,542,441 Class B units in the Partnership, representing an approximate 52% limited partner interest in the Partnership;

•                  Midstream Holdings became a party to certain 10-year, fixed-fee gathering, processing and transportation agreements with Devon pursuant to which Devon will dedicate to Midstream Holdings specified natural gas production in the Barnett, Cana-Woodford and Arkoma-Woodford Shales; and

•                  the Partnership’s assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination have been recorded at their fair values with the excess purchase price over the estimated fair value of the Partnership’s net assets acquired recorded as goodwill.

The unaudited pro forma consolidated financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America. These accounting principles are consistent with those used in, and should be read together with, the Predecessor’s historical audited combined financial statements and related notes, which are included in Exhibit 99.4 to this Current Report on Form 8-K.

The adjustments reflected in the unaudited pro forma consolidated financial statements are based on currently available information and certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments. However, management believes that the estimates and assumptions used herein provide a reasonable basis for presenting the significant effects of the business combination and the related transactions. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

ENLINK MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2013
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	Crosstex Energy, L.P. Historical	Pro Forma Adjustments (b)		Pro Forma, As Adjusted
	(in millions)
Assets
Current assets:
Cash	$—	$—	$—	$0.1	$—		$0.1
Accounts receivable	0.4	—	0.4	295.0	—		295.4
Accounts receivable-affiliates	—	—	—	—	34.2	(d)	34.2
Inventories, prepaid expenses and other	6.2	(0.4)	5.8	18.0	—		23.8
Total current assets	6.6	(0.4)	6.2	313.1	34.2		353.5
Property and equipment:
Gross property and equipment	3,200.3	(262.4)	2,937.9	2,457.4	(375.7)		5,019.6
Accumulated depreciation	(1,359.9)	190.1	(1,169.8)	(603.1)	603.1		(1,169.8)
Total property and equipment, net	1,840.4	(72.3)	1,768.1	1,854.3	227.4	(c)	3,849.8
Intangible assets:
Gross intangible	—	—	—	539.9	(143.8)		396.1
Accumulated amortization	—	—	—	(227.9)	227.9		—
Total intangible assets, net	—	—	—	312.0	84.1	(c)	396.1
Goodwill	401.7	—	401.7	153.8	1,936.5	(e)	2,492.0
Equity investment	61.1	—	61.1	103.7	118.2	(c)	283.0
Other long-term assets	—	—	—	22.4	(21.9	) (c)	0.5
Total assets	$2,309.8	$(72.7)	$2,237.1	$2,759.3	$2,378.5		$7,374.9
Liabilities and Partners’ Equity
Current liabilities:
Accrued expenses and other	$44.7	$(4.3)	$40.4	$329.9	$22.6	(c)	$392.9
Total current liabilities	44.7	(4.3)	40.4	329.9	22.6		392.9
Long term debt		—	—	1,122.2	79.3	(c)	1,201.5
Asset retirement obligations	14.9	(7.2)	7.7	—	—		7.7
Deferred income taxes	466.2	(25.3)	440.9	72.7	(432.7	) (f)	80.9
Other	0.3	(0.3)	—	27.8	78.3	(c)	106.1
Total liabilities	526.1	(37.1)	489.0	1,552.6	(252.5)		1,789.1
Partners’ equity:
EnLink Midstream Partners, LP equity	—	—	—	1,206.7	3,271.6	(g)	4,478.3
Predecessor	1,783.7	(35.6)	1,748.1	—	(1,748.1	) (g)	—
Total Partners’ equity attributable to EnLink Midstream Partners, LP (228,497,409 common units issued and outstanding)	1,783.7	(35.6)	1,748.1	1,206.7	1,523.5		4,478.3
Non-controlling interests	—	—	—	—	1,107.5	(g)	1,107.5
Total partners’ equity	1,783.7	(35.6)	1,748.1	1,206.7	2,631.0		5,585.8
Total liabilities and partners’ equity	$2,309.8	$(72.7)	$2,237.1	$2,759.3	$2,378.5		$7,374.9

 See accompanying notes to the pro forma consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2013
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	Crosstex Energy, L.P. Historical	Pro Forma Adjustments		Pro Forma, As Adjusted
	(in millions, except per unit data)
Operating revenues:
Operating revenues—affiliates	$2,180.9	$(64.4)	$2,116.5	$—	$(1,482.0	) (h)	$634.5
Operating revenues	209.8	(30.4)	179.4	1,943.2	(211.1	) (h)	1,911.5
Total operating revenues	2,390.7	(94.8)	2,295.9	1,943.2	(1,693.1)		2,546.0
Operating expenses:
Product purchases—affiliates	1,603.4	(15.2)	1,588.2	—	(1,588.2	) (h)	—
Product purchases	170.3	(22.2)	148.1	1,547.0	(166.8	) (h)(i)	1,528.3
Operations and maintenance	125.4	(21.9)	103.5	150.3	—		253.8
Operations and maintenance—affiliates	45.3	(9.1)	36.2	—	—		36.2
Depreciation and amortization	199.0	(12.0)	187.0	140.0	(26.2	) (j)	300.8
General and administrative	47.0	(1.9)	45.1	68.1	—		113.2
Non-income taxes	18.0	(2.0)	16.0	—	—		16.0
Asset impairments	18.2	(18.2)	—	72.6	—		72.6
Other, net	0.5	—	0.5	(0.1)	—		0.4
Total operating expenses	2,227.1	(102.5)	2,124.6	1,977.9	(1,781.2)		2,321.3
Operating income	163.6	7.7	171.3	(34.7)	88.1		224.7
Interest expense	—	—	—	(76.2)	14.8	(k)	(61.4)
Income from equity investment	14.8	—	14.8	—	—		14.8
Income before income taxes	178.4	7.7	186.1	(110.9)	102.9		178.1
Income tax expense (benefit)	64.2	2.8	67.0	2.3	(65.0	) (l)	4.3
Net income (loss) from continuing operations	114.2	4.9	119.1	(113.2)	167.9		173.8
Non-controlling interests	—	—	—	—	113.7	(m)	113.7
Net income (loss) attributable to EnLink Midstream Partners, LP	$114.2	$4.9	$119.1	$(113.2)	$54.2		$60.1
Preferred interest in net income (loss) attributable to EnLink Midstream Partners, LP				$35.9	$(35.9)		$—
General partner interest in net income (loss)				$(2.7)	$11.9	(n)	$9.2
Limited partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP				$(146.4)	$197.3		$50.9
Net income (loss) attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic and diluted per common unit							$0.23
Weighted average units outstanding:
Basic and diluted common units							221.7	(o)

  See accompanying notes to the pro forma consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma consolidated financial statements give effect to the business combination and related transactions under the acquisition method of accounting. Under the acquisition method of accounting, Midstream Holdings will be the acquirer in the transactions because its parent company, Devon, will obtain control of the Partnership through the indirect control of the General Partner after the business combination. Consequently, Midstream Holdings’ assets and liabilities will retain their carrying values. Additionally, the Partnership’s assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the Partnership’s net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the business combination and related transactions had taken place on December 31, 2013 in the case of the pro forma balance sheet and on January 1, 2013 in the case of the pro forma statements of operations. These adjustments and assumptions are described in Note 3 to these unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements should be read in conjunction with (i) the Predecessor’s historical audited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Exhibit 99.3 and (ii) the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.

2. Summary of Significant Accounting Policies

The accounting policies used in preparing the unaudited pro forma consolidated financial statements are those used by the Predecessor as set forth in its audited historical combined financial statements contained in Exhibit 99.4 to this Current Report on Form 8-K.

3. Pro Forma Adjustments and Assumptions

The accompanying unaudited pro forma financial statements give pro forma effect to the following:

(a)         The creation of Midstream Holdings and the removal of all amounts related to Devon’s midstream assets that were not contributed to Midstream Holdings. In conjunction with the business combination, only the Predecessor’s natural gas gathering and processing systems serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales in Texas and Oklahoma and its 38.75% economic interest in Gulf Coast Fractionators were contributed to Midstream Holdings.

(b)         Adjustments to reflect the business combination under the acquisition method of accounting. Under the acquisition method of accounting, tangible and identifiable intangible assets acquired, liabilities assumed and non-controlling interests are recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair values of net assets acquired is recorded as goodwill. The estimated fair values and asset useful lives are based on preliminary estimates provided by third party valuation advisors and are subject to adjustment after the closing of the business combination based upon final analysis and review by our third party valuation advisors.

The following table summarizes the preliminary estimate of the purchase price and its allocation to the assets acquired and liabilities assumed (in millions, except unit price).

Midstream Holdings carryover basis:
Total carryover basis	$1,748.1
Adjustment for change in Predecessor tax	432.7
Adjustment for working capital	34.2
Adjusted carryover basis	2,215.0
Less: Amount attributable to noncontrolling interests	(1,107.5)
Midstream Holdings consideration to controlling interests	1,107.5
Total consideration before noncontrolling interests	$2,215.0
EnLink Midstream Partners, LP outstanding units:
Common units held by public unitholders	74.9
Common units held by Crosstex Energy, Inc.	18.0
Preferred units held by third party	16.6
Restricted units	1.2
Restricted units not subject to vesting	(0.4)
Total subject to exchange	110.3
EnLink Midstream Partners, LP common unit price(1)	$30.51
EnLink Midstream Partners, LP common units fair value	3,366.5
EnLink Midstream Partners, LP outstanding unit options value	4.3
EnLink Midstream Partners, LP consideration	$3,370.8
Total consideration and fair value of noncontrolling interests	$5,585.8

(1)         The final purchase price is based on the fair value of the Partnership’s common units as of the closing date, March 7, 2014.

The preliminary allocation of the purchase price is as follows (in millions).

Midstream Holdings carryover basis	$2,215.0
EnLink Midstream Partners, LP fair values:
Current assets	313.1
Property, plant and equipment, net	2,081.7
Intangible assets	396.1
Equity investment	221.9
Goodwill	2,090.3
Other long term assets	0.5
Other current liabilities	(352.5)
Long-term debt	(1,201.5)
Deferred income taxes	(72.7)
Other long-term liabilities	(106.1)
Total consideration and fair value of noncontrolling interests	$5,585.8

The Partnership’s fair values are based on preliminary management estimates.  Management of the Partnership considered forecasted discounted future cash flows for the Partnership assets together with replacement costs to estimate the fair value of property, plant and equipment and the related customer relationship values included in intangible assets. The fair value of long-term debt was based on third-party market quotations for the Partnership’s senior unsecured notes. The increase in accrued expenses and other long-term liabilities primarily relates to the recognition of a $100.9 million liability associated with an onerous performance obligation under a delivery contract.  The Partnership has one gas delivery contract which requires it to deliver a specified volume of gas each month at an index base price.  The Partnership realizes a loss on the delivery of gas under this contract each month based on current prices.  The fair value of this onerous performance obligation was based on forecasted discounted cash obligations in excess of market under this gas delivery contract.

(c)          Adjustments necessary to reflect the Partnership’s assets and liabilities at their estimated fair values.

(d)         Adjustment to reflect obligation by Devon to the Partnership to eliminate the working capital deficit at consummation of the business combination.

(e)          An adjustment to reverse the Partnership’s $153.8 million of historical goodwill and an adjustment to reflect the $2,090.3 million of goodwill resulting from the business combination.

(f)           The elimination of corporate federal deferred income tax liabilities of $432.7 million associated with the Predecessor. In conjunction with the business combination, Midstream Holdings created as a partnership, and its operating subsidiaries will be nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership will not be subject to corporate federal income taxes.

(g)          The elimination of the Partnership’s historical equity balances and the recognition of the business combination consideration and the noncontrolling interests. Included below is a reconciliation between the historical and pro forma partners’ equity (in millions).

	Predecessor, As Adjusted	EnLink Midstream Partners, LP	Non-controlling Interest	Total Partners’ Equity
Historical Equity	$1,748.1	$1,206.7	$—	$2,954.8
Pro forma adjustments:				—
Step-up of Partnership Units previously outstanding	—	2,159.8	—	2,159.8
Contribution of only 50% of Midstream Holdings	(874.1)	—	874.1	—
Change in tax status	216.4		216.3	432.7
Change for working capital	17.1	—	17.1	34.2
Partnership unit options	—	4.3	—	4.3
Reclass to EnLink Midstream Partners, LP equity	(1,107.5)	1,107.5	—	—
Total pro forma adjustments	(1,748.1)	3,271.6	1,107.5	2,631.0
Pro forma partner’s equity	$—	$4,478.3	$1,107.5	$5,585.8

(h)         Two duly authorized contract changes that pertain to the assets owned by Midstream Holdings take effect upon completion of the business combination. The first contract change converts the natural gas processing percent-of-proceeds contracts to fixed-fee contracts. This contract change increases operating revenues as presented in the table below. The second contract change results in ceasing to take title to the natural gas gathered and processed and the NGLs fractionated. This contract change decreases both operating revenues and product purchases as presented in the following table. The entry into commercial agreements reflecting these changes is a condition to the Partnership’s obligation to consummate the contribution transactions, which must be completed substantially concurrently with the Mergers.  Please see “Exhibit 99.3—Management’s Discussion and Analysis of Financial Condition and Results of Operations of EnLink Midstream Holdings, LP Predecessor—Certain Relationships and Related Party Transactions—Commercial Arrangements—Gathering and Processing Agreements.”

Additionally, Crosstex received revenues from Midstream Holdings as a customer during the periods presented. These revenues are reclassified from operating revenues to operating revenues—affiliates as presented in the following table.

Year Ended December 31, 2013
(in millions)
Operating revenues—affiliates:
Conversion to fixed-fee contracts	$34.0
Cease taking title to products	(1,588.2)
Reclassification of affiliate revenues	72.2
Operating revenues—affiliates pro forma adjustments	(1,482.0)
Operating revenues:
Conversion to fixed-fee contracts	9.2
Cease taking title to products	(148.1)
Reclassification of affiliate revenues	(72.2)
Operating revenues total pro forma adjustments	(211.1)
Total operating revenues total pro forma adjustments	$(1,693.1)
Cease taking title to products:
Product purchases—affiliates	$(1,588.2)
Product purchases	$(148.1)

(i)             The adjustment to product purchases attributable to the contract changes per adjustment (h) above and the reduction of the Partnership’s monthly product purchase costs in excess of market associated with an onerous performance obligation under a gas delivery contract. Included in the fair value adjustment (c) above for other current and long-term liabilities are amounts to recognize a $100.9 million total liability for this onerous performance obligation. The Partnership has one delivery contract which requires it to deliver a specified volume of gas each month at an indexed base price. The Partnership realizes a loss on the delivery of gas under this contract each month based on current prices. The fair value of this onerous performance obligation was based on forecasted discounted cash obligations in excess of market under this gas delivery contract. For pro forma purposes, the portion of the monthly product purchase costs in excess of market associated with this onerous performance obligation are now assumed to reduce the liability rather than be recognized as expense. The following summarizes the pro forma adjustments to product purchases.

Year Ended December 31, 2013
(in millions)
Contract changes in adjustment (h) above	$(148.1)
Performance obligation in adjustment (i)	(18.7)
Product purchases total pro forma adjustment	$(166.8)

(j)            Adjustments to depreciation and amortization resulting from the effects of the purchase accounting adjustments in (c) above and the effects of increasing the estimated useful lives used to calculate depreciation and amortization. The longer estimated useful lives correspond to the expected lives used to determine the fair values of property, plant and equipment and related identifiable intangible assets. The depreciable lives used for pro forma purposes are based on a preliminary third party valuation. Expected useful lives and amortization periods related to depreciation and amortization pro forma adjustments are as follows:

Useful Lives
Tangible Assets:
Transmission Assets	20 - 25 years
Gathering Systems	20 - 25 years
Gas Processing Plants	20 - 25 years
Other property and equipment	3 - 15 years
Intangible Assets:
Customer Relationships	10 - 20 years

The pro forma adjustments decreased historical depreciation and amortization expense by $26.2 million for the year ended December 31, 2013, primarily due to the $143.8 million decrease in gross intangible assets subject to amortization and the $375.7 million decrease in gross property costs subject to depreciation without a corresponding decrease in the estimated useful lives of the overall assets as a result of the purchase accounting adjustments per (c) above. Although the net impact of the purchase accounting adjustments was an increase of $84.1 million in net intangible assets and an increase of $227.4 million in net property, plant and equipment, depreciation and amortization expense for the pro forma period did not increase because the purchase accounting adjustments allocated a significant portion of the fair value to assets acquired and/or developed during the past two years which have a longer economic life than the historical assets purchased prior to 2007.

(k)         Adjustments to historical interest expense were made to reduce pro forma interest expense, using the effective interest rate method, to correspond with the $79.3 million increase in long-term debt due to the fair value adjustment, which is based on third-party market quotations for the Partnership’s 8.875% senior unsecured notes (the “2018 Notes”) and its 7.125% senior unsecured notes (the “2022 Notes”) as of December 31, 2013, per (c) above. The effective pro forma interest rates for the Partnership’s 2018 Notes and 2022 Notes are 7.66% and 5.49%, respectively. An increase or decrease of 1/8 of 1% in pro forma interest rates would result in a corresponding increase or decrease to pro forma interest expense of approximately $1.4 million for the year ended December 31, 2013. For pro forma purposes, the interest costs in excess of the fair value of the long-term debt as of December 31, 2013 are assumed to reduce the long-term debt rather than be recognized as interest expense.

(l)             Reflects the elimination of corporate federal income tax expense attributable to the 50% interest in Midstream Holdings that will be owned directly by the Partnership. In conjunction with the business combination, Midstream Holdings was created as a partnership, and its operating subsidiaries are nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership will not be subject to corporate federal income taxes.

(m)     Income attributable to non-controlling interests represents the 50% interest in Midstream Holdings, including its subsidiaries.

(n)         Reflects the increase in the net income allocation to the General Partner due to the increase in its proportionate interest share of pro forma net income relative to the acquisition adjustments and pro forma adjustments and the increase in General Partner’s incentive distribution rights resulting from the increased aggregate pro forma distributions related to the issuance of 120,542,441 new Class B common units assuming the historical per unit distributions for the applicable periods.

Year Ended December 31, 2013
(in millions)
General Partner share of income (loss)	$2.7
Increase in incentive distribution rights	9.2
Net General Partner Adjustment	$11.9

(o)         Basic earnings per unit was computed by dividing net income by the weighted average number of pro forma units outstanding. Adjustments to reflect basic and diluted weighted average units outstanding.

Year Ended December 31, 2013
(in millions)
Partnership historical weighted average common units	84.6
Total Partnership Units	84.6
Pro Forma Adjustments:
Assumed 100% conversion of Enlink Midstream Partners, LP preferred units	16.6
Issuance of EnLink Midstream, LP Class B Units	120.5
Total pro forma weighted average units outstanding	221.7